Exhibit 99.1

CRM Holdings, Ltd. Announces Conference Call to Discuss First-Quarter Results

          HAMILTON, Bermuda, April 18 /PRNewswire-FirstCall/ -- CRM Holdings, Ltd. (“CRM”) (Nasdaq: CRMH), a leading provider of a full range of products and services for the workers’ compensation insurance industry, today announced that it will conduct a conference call at 9:00 a.m. Eastern Time on Wednesday, May 2, 2007 to discuss the Company’s financial results for the first quarter, ended March 31, of its 2007 fiscal year.

          Hosting the call will be Daniel G. Hickey, Jr., Chairman and Chief Executive Officer, and James J. Scardino, Chief Financial Officer.

          To participate in the event by telephone, please dial 800-946-0745 five to ten minutes prior to the start time (to allow time for registration) and reference the conference passcode 7676614.  International callers should dial 719-457-2652.

          A digital replay of the call will be available on Wednesday, May 2 at approximately 12:00 noon Eastern Time through Wednesday, May 9 at midnight Eastern Time.  Dial 888-203-1112 and enter the conference ID number 7676614. International callers should dial 719-457-0820 and enter the same conference ID number.

          The conference call will also be webcast live over the internet and can be accessed by all interested parties at CRM’s web site at http://www.CRMHoldingsLtd.bm/events.cfm.

          To monitor the live webcast, please go to this web site at least 15 minutes prior to the start of the call to register, download, and install any necessary audio software.  An audio replay of the event will be archived on CRM’s web site, at http://www.CRMHoldingsLtd.bm/events.cfm, for 90 days.

          About CRM Holdings, Ltd.

          CRM is a provider of a full range of products and services for workers’ compensation risk management.  Through its subsidiary Majestic Insurance Company, CRM provides traditional workers’ compensation insurance.  CRM is also a leading provider of fee-based management and other services for workers’ compensation self-insured groups in New York, California and Texas. CRM has been in the business of forming and managing self-insured groups in New York since 1999.  In 2003, the business was expanded into California and, most recently in 2006, the business was expanded into Texas.  CRM provides self-insured groups with a comprehensive range of services, including assistance in the formation of groups, underwriting, risk assessment, safety and loss control services, medical bill review and case management, general management and recordkeeping, regulatory compliance and, in New York, claims management services.  CRM also acts as a broker by placing excess coverage insurance and any required surety bonds for the groups, and reinsures a portion of this excess coverage through its subsidiary, Twin Bridges.  Further information can be found on the CRM website at www.CRMHoldingsLtd.bm.

          CRMH-E
          Contact Information:
          Mark Collinson
          CCG Investor Relations
          10960 Wilshire Blvd, Ste. 2050
          Los Angeles, CA  90024
          (310) 231-8600, ext. 117

SOURCE  CRM Holdings, Ltd.

          -0-                                        04/18/2007
          /CONTACT:  Mark Collinson of CCG Investor Relations, +1-310-231-8600 ext. 117, for CRM Holdings, Ltd./
          /Web site:  http://www.crmholdingsLtd.bm /
          (CRMH)